Columbia Financial, Inc. Announces Financial Results
for the Second Quarter Ended June 30, 2020

Fair Lawn, New Jersey (July 29, 2020): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank (the "Bank"), reported net income of $15.1 million, or $0.14 per basic and diluted share, for the quarter ended June 30, 2020, as compared to net income of $12.0 million, or $0.11 per basic and diluted share, for the quarter ended June 30, 2019. Earnings for the three months ended June 30, 2020 reflected higher net interest income driven by asset growth, in part, due to the completion of the Company's acquisitions of Stewardship Financial Corporation and its wholly owned subsidiary, Atlantic Stewardship Bank ("Stewardship"), on November 1, 2019, and Roselle Bank and its parent companies ("Roselle") on April 1, 2020, and due to increases in loans, mainly granted as part of the Small Business Association's ("SBA") Paycheck Protection Program ("PPP"). These increases were partially offset by higher provision for loan losses, non-interest expense and income tax expense.

For the six months ended June 30, 2020, the Company reported net income of $21.9 million, or $0.20 per basic and diluted share, as compared to net income of $27.0 million, or $0.24 per basic and diluted share, for the six months ended June 30, 2019. Earnings for the six months ended June 30, 2020 reflected a higher provision for loan losses and non-interest expense, which was partially offset by higher net interest income.

The higher provision for loan losses for both the three and six months ended June 30, 2020 was primarily attributable to consideration of the deterioration of economic factors and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors, and to a lesser extent, due to growth in the Bank's loan portfolio. The Company elected to defer the adoption of the Current Expected Credit Loss ("CECL") methodology permitted by the recently enacted Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). The Company will adopt CECL at the earlier of December 31, 2020 or when the national emergency has concluded.

Mr. Thomas J. Kemly, President and Chief Executive Officer commented: "Our quarterly results were strong even though we are continuing to operate in a challenging environment, where our focus is on offering support to our customers, employees, and communities. We continue to provide branch services with enhanced sanitary protocols and special senior citizen banking hours and are leveraging our digital capabilities for both customers and our operating divisions of the Bank. We are actively working with our commercial and consumer borrowers to assist them through the pandemic by providing short-term loan modifications and granting loans through the SBA Paycheck Protection Program. We are now working with borrowers to return them to making contractual payments on loans previously deferred and guiding SBA PPP borrowers through the process of obtaining forgiveness. On April 1, 2020 we successfully completed our acquisition of Roselle and subsequently, in July 2020, completed the system conversion related to this acquisition. We continue to pursue prudent strategies within our business plan that result in conservative, disciplined balance sheet growth."

Results of Operations for the Quarters Ended June 30, 2020 and June 30, 2019

Net income of $15.1 million was recorded for the quarter ended June 30, 2020, an increase of $3.1 million, or 25.5%, compared to net income of $12.0 million for the quarter ended June 30, 2019. The increase in net income was primarily attributable to a $15.0 million increase in net interest income and a $233,000 increase in non-interest income, partially offset by a $5.6 million increase in the provision for loan losses, a $5.6 million increase in non-interest expense and a $969,000 increase in income tax expense.
Net interest income was $55.9 million for the quarter ended June 30, 2020, an increase of $15.0 million, or 36.8%, from $40.8 million for the quarter ended June 30, 2019. The increase in net interest income was primarily attributable to a $12.9 million increase in interest income coupled with a $2.2 million decrease in interest expense. The increase in interest income for the quarter ended June 30, 2020 was largely due to increases in the average balances on loans, securities and other interest-earning assets, which was the result of internal growth and the acquisitions of Stewardship and Roselle, partially offset by decreases in the average yields on these assets. Prepayment penalties, which are included in interest income on loans, totaled $964,000 for the quarter ended June 30, 2020 compared to $155,000 for the quarter ended June 30, 2019.

The average yield on loans for the quarter ended June 30, 2020 decreased 18 basis points to 3.96%, as compared to 4.14% for the quarter ended June 30, 2019, while the average yield on securities for the quarter ended June 30, 2020 decreased 33 basis points to 2.56%, as compared to 2.89% for the quarter ended June 30, 2019. The average yield on other interest-earning assets for the quarter ended June 30, 2020 decreased 324 basis points to 2.95%, as compared to 6.19% for the quarter ended June 30, 2019. Decreases in the average yields on these portfolios for the quarter ended June 30, 2020 were influenced by the lower interest rate environment as the Federal Reserve reduced interest rates by 75 basis points in the third and fourth quarters of 2019, and in response to COVID-19, reduced interest rates again by 150 basis points in March 2020.

Total interest expense was $19.7 million for the quarter ended June 30, 2020, a decrease of $2.2 million, or 9.9%, from $21.9 million for the quarter ended June 30, 2019. The decrease in interest expense was primarily attributable to a 41 basis point decrease in the average cost of interest-bearing deposits which more than offset the impact from the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower costing deposits and the repricing of existing deposits at a significantly reduced rate. Interest on borrowings decreased $1.8 million due to a decrease in the average balance of borrowings coupled with an 84 basis point decrease in the cost of these borrowings due to a lower interest rate environment.
The Company's net interest margin for the quarter ended June 30, 2020 increased 20 basis points to 2.73%, when compared to 2.53% for the quarter ended June 30, 2019. The weighted average yield on interest-earning assets decreased 20 basis points to 3.69% for the quarter ended June 30, 2020 as compared to 3.89% for the quarter ended June 30, 2019. The average cost of interest-bearing liabilities decreased 51 basis points to 1.25% for the quarter ended June 30, 2020 as compared to 1.76% for the quarter ended June 30, 2019. The decrease in yields and costs for the quarter ended June 30, 2020 were largely driven by a lower interest rate environment. The net interest margin increased for the quarter as the cost of interest-bearing liabilities repriced lower more rapidly than the yields on interest-earning assets.
The provision for loan losses was $5.7 million for the quarter ended June 30, 2020, an increase of $5.6 million, from $112,000 for the quarter ended June 30, 2019. The increase was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors.
Non-interest income was $7.0 million for the quarter ended June 30, 2020, an increase of $233,000, or 3.4%, from $6.8 million for the quarter ended June 30, 2019. The increase was primarily attributable to increases in the change in fair value of equity securities of $572,000, gain on sale of loans of $599,000 and other non-interest income of $728,000, partially offset by decreases in demand deposit account fees of $431,000, income from loan fees and service charges of $967,000 and gains on securities transactions of $339,000. The increase in other non-interest income consists of increases in ATM, check card and wealth management related activities. Demand deposit account fees and loan fees and service charges were lower due to the decrease in fees related to customer swaps and the impact of the COVID-19 pandemic, which resulted in higher fee waivers as well as customers carrying higher deposit balances related to government stimulus programs.

Non-interest expense was $37.4 million for the quarter ended June 30, 2020, an increase of $5.6 million, or 17.6%, from $31.8 million for the quarter ended June 30, 2019. The increase was primarily attributable to an increase in compensation and employee benefits expense of $4.9 million, an increase in occupancy expense of $877,000 and an increase in other non-interest expense of $860,000, partially offset by a decrease of $943,000 in advertising expense. The increase in compensation and employee benefits expense was primarily attributable to an increase of $2.2 million in expense recorded in connection with grants made under the Company's 2019 Equity Incentive Plan and an increase in expense due to a larger number of employees in the 2020 period, which included continuing employees of Stewardship and Roselle. During the quarter ended June 30, 2020, the Bank implemented a Voluntary Early Retirement Program which offers early retirement incentives for qualified employees. Employees may elect to retire during the third quarter of 2020 if they meet criteria established under the existing Columbia Bank Retirement Plan, with additional incentives under the program. There have been no expenses related to this program recorded through June 30, 2020, although management anticipates approximately $3.0 million in additional compensation and employee benefits expense related to the program in the third quarter. The increase in occupancy expense was primarily the result of an increase in the number of branch offices acquired from Stewardship and Roselle. In light of our focus during the pandemic of delivering our services digitally, the Bank plans to temporarily suspend de novo branching activities with an increased focus on enhancing digital capabilities. The increase in other non-interest expense includes $1.3 million related to interest rate swap transactions.
Income tax expense was $4.6 million for the quarter ended June 30, 2020, an increase of $1.0 million, as compared to $3.6 million for the quarter ended June 30, 2019. The increase in tax expense is attributable to higher pretax income during the quarter. The Company's effective tax rate was 23.4% and 23.2% for the quarters ended June 30, 2020 and 2019, respectively.

Results of Operations for the Six Months Ended June 30, 2020 and June 30, 2019
Net income of $21.9 million was recorded for the six months ended June 30, 2020, a decrease of $5.1 million, or 18.9%, compared to net income of $27.0 million for the six months ended June 30, 2019. The decrease in net income was primarily attributable to a $14.8 million increase in provision for loan losses and a $14.6 million increase in non-interest expense, partially offset by a $23.3 million increase in net interest income and a $587,000 increase in non-interest income.
Net interest income was $106.6 million for the six months ended June 30, 2020, an increase of $23.3 million, or 28.1%, from $83.2 million for the six months ended June 30, 2019. The increase in net interest income was primarily attributable to a $24.7 million increase in interest income and a $1.3 million increase in interest expense. The increase in interest income for the six months ended June 30, 2020 was largely due to increases in the average balances on loans, securities and other interest-earning assets, which were the result of internal growth and the acquisitions of Stewardship and Roselle, partially offset by decreases in the average yields on these assets. Prepayment penalties, which are included in interest income on loans, totaled $1.6 million for the six months ended June 30, 2020 compared to $877,000 for the six months ended June 30, 2019.

The average yield on loans for the six months ended June 30, 2020 decreased 15 basis points to 4.05%, as compared to 4.20% for the six months ended June 30, 2019, while the average yield on securities for the six months ended June 30, 2020 decreased 27 basis points to 2.64%, as compared to 2.91% for the six months ended June 30, 2019. The average yield on other interest-earning assets for the six months ended June 30, 2020 decreased 259 basis points to 3.81%, as compared to 6.40% for the six months ended June 30, 2019. Decreases in the average yields on these portfolios for the six months ended June 30, 2020 were influenced by the lower interest rate environment.

Total interest expense was $43.7 million for the six months ended June 30, 2020, an increase of $1.3 million, or 3.09%, from $42.4 million for the six months ended June 30, 2019. The increase in interest expense on interest-bearing deposits was primarily attributable to a $1.1 billion increase in average balances, partially offset by a 22 basis point decrease in the average cost of interest-bearing deposits. The decrease in the cost of deposits was driven by both an inflow of lower costing deposits and the repricing of existing deposits at a significantly reduced rate. Interest on borrowings decreased $1.5 million due to a 60 basis point decrease in the cost of these borrowings due to a lower interest rate environment, which was partially offset by an increase in the average balance of borrowings.
The Company's net interest margin for the six months ended June 30, 2020 increased 8 basis points to 2.69%, when compared to 2.61% for the six months ended June 30, 2019. The weighted average yield on interest-earning assets decreased 15 basis points to 3.80% for the six months ended June 30, 2020 as compared to 3.95% for the six months ended June 30, 2019. The average cost of interest-bearing liabilities decreased 31 basis points to 1.41% for the six months ended June 30, 2020 as compared to 1.72% for the six months ended June 30, 2019. The decrease in yields and costs for the six months ended June 30, 2020 were largely driven by a lower interest rate environment. The net interest margin increased for the six months ended June 30, 2020 as the cost of interest-bearing liabilities repriced lower more rapidly than the yields on interest-earning assets.
The provision for loan losses was $15.3 million for the six months ended June 30, 2020, an increase of $14.8 million, from $548,000 for the six months ended June 30, 2019. The increase was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors.

Non-interest income was $13.4 million for the six months ended June 30, 2020, an increase of $587,000, or 4.6%, from $12.8 million for the six months ended June 30, 2019. The increase was primarily attributable to increases in gain on sale of loans of $1.2 million and other non-interest income of $441,000, partially offset by decreases in loan fees and service charges of $1.1 million and a change in fair value of equity securities of $188,000. The increase in gain on sale of loans is due to increased activities related to loan sales, and the increase in other non-interest income consists of increases in ATM, check card and wealth management related activities. Loan fees and service charges were lower due to the decrease in fees related to customer swaps, and the impact of the COVID-19 pandemic which resulted in higher fee waivers.

Non-interest expense was $76.0 million for the six months ended June 30, 2020, an increase of $14.6 million, or 23.7%, from $61.4 million for the six months ended June 30, 2019. The increase was primarily attributable to an increase in compensation and employee benefits expense of $9.8 million, occupancy expense of $1.8 million and other non-interest expense of $3.2 million. The increase in compensation and employee benefits expense was primarily attributable to an increase of $4.4 million in expense recorded in connection with grants made under the Company's 2019 Equity Incentive Plan and an increase in expense due to a larger number of employees in the 2020 period, which included continuing employees of Stewardship and Roselle. As noted above, during the period ended June 30, 2020, the Bank implemented a Voluntary Early Retirement Program for qualified employees. There have been no expenses related to this program recorded through June 30, 2020, although management anticipates approximately $3.0 million in additional compensation and employee benefits expense related to the program in the third quarter. The increase in occupancy expense was primarily the result of an increase in the number of branch offices acquired from Stewardship and Roselle, and the increase in other non-interest expense was due to losses of $1.3 million recorded in connection with the branch consolidation resulting from the Stewardship merger and includes $2.2 million related to interest rate swap transactions. In light of our focus during the pandemic on delivering our services digitally, the Bank plans to temporarily suspend de novo branching activities with an increased focus on enhancing digital capabilities.
Balance Sheet Summary

Total assets increased $774.5 million, or 9.5%, to $9.0 billion at June 30, 2020 from $8.2 billion at December 31, 2019. The increase in total assets was primarily attributable to increases in cash and cash equivalents of $150.3 million, debt securities available for sale of $79.6 million, loans receivable, net, of $430.0 million, bank-owned life insurance of $20.2 million, goodwill and intangible assets of $24.1 million and other assets of $71.4 million.

Cash and cash equivalents increased $150.3 million, or 199.0% to $225.9 million at June 30, 2020 from $75.5 million at December 31, 2019. The increase was primarily attributable to $155.2 million in cash acquired due to the Roselle merger, higher prepayments of loans and strong growth in deposits, partially offset by $53.4 million in repurchases of common stock under our stock repurchase program.

Debt securities available for sale increased $79.6 million, or 7.2%, to $1.2 billion at June 30, 2020 from $1.1 billion at December 31, 2019. The increase was attributable to $51.5 million of investments acquired in the Roselle merger, purchases of $111.1 million in mortgage-backed securities, partially offset by maturities and calls of $12.4 million in U.S. agency obligations and municipal securities, repayments of $82.4 million, and sales of $20.8 million. The gross unrealized gain on debt securities available for sale increased by $32.8 million during the six months ended June 30, 2020.
Loans receivable, net, increased $430.0 million, or 7.0%, to $6.6 billion at June 30, 2020 from $6.1 billion at December 31, 2019. The increase included $171.6 million of loans which were acquired due to the Roselle merger mainly consisting of one-to-four family real estate loans. The increases in one-to-four family real estate loans, construction and commercial business loans of $87.1 million, $27.4 million, and $416.3 million, respectively, were partially offset by decreases in multifamily and commercial real estate and home equity loans and advances of $46.0 million and $28.3 million, respectively. A significant portion of the increase in commercial business loans included loans granted as part of the SBA Paycheck Protection Program, which totaled $467.0 million at June 30, 2020. The allowance for loan loss balance increased $12.3 million to $74.0 million at June 30, 2020 from $61.7 million at December 31, 2019, which was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic resulting from increases to qualitative factors. The current allowance for loan losses was calculated utilizing the existing incurred loss methodology.

Bank-owned life insurance increased $20.2 million, or 9.5%, to $231.6 million at June 30, 2020 from $211.4 million at December 31, 2019. The increase was primarily attributable to $17.2 million acquired in connection with the Roselle merger.
Goodwill and intangible assets increased $24.1 million, or 35.1%, to $92.6 million at June 30, 2020 from $68.6 million at December 31, 2019. The increase was primarily attributable to $23.8 million in goodwill recorded in connection with the Roselle merger.
Other assets increased $71.4 million, or 49.0%, to $217.1 million at June 30, 2020 from $145.7 million at December 31, 2019. The increase in other assets consisted of a $20.8 million balance of a right-of-use asset recognized in connection with the adoption of Accounting Standards Update ("ASU") 2016-02-Leases, a $31.5 million increase in the collateral balance related to our swap agreement obligations, and a $17.2 million increase in interest rate swap fair value adjustments.
Total liabilities increased $716.0 million, or 9.9%, to $7.9 billion at June 30, 2020 from $7.2 billion at December 31, 2019. The increase was primarily attributable to an increase in total deposits of $935.3 million, or 16.6%, and an increase in accrued expenses and other liabilities of $56.6 million, or 48.0%, partially offset by a decrease in borrowings of $277.0 million, or 19.7%. The increase in total deposits was primarily driven by $333.2 million in deposits assumed due to the Roselle merger and increases in non-interest-bearing and interest-bearing demand deposits of $358.1 million and $205.6 million, respectively, which were mainly related to borrowers depositing funds received from SBA PPP loans into their business accounts. Money market accounts, savings and club deposits, and certificates of deposits also increased $91.6 million, $109.1 million and $170.9 million, respectively, during the period. The increase in accrued expenses and other liabilities consisted of a $21.9 million balance of the lease liability recognized in connection with the adoption of ASU 2016-02-Leases, and a $32.9 million increase in interest rate swap liabilities. The decrease in borrowings was primarily driven by maturing long-term borrowings of $116.5 million and a net decrease in short-term borrowings of $287.8 million, partially offset by new long-term borrowings of $90.0 million and $ 37.7 million in borrowings assumed from Roselle.

Total stockholders’ equity increased $58.5 million, or 6.0%, to $1.0 billion at June 30, 2020 from $982.5 million at December 31, 2019. The net increase was primarily attributable to net income of $21.9 million, an increase in additional capital of $68.5 million due to the issuance of 4,759,048 shares of Company common stock to Columbia Bank MHC related to the Roselle merger, and improved fair values on debt securities within our available for sale portfolio of $25.9 million, partially offset by the repurchase of approximately 3,456,200 shares of common stock totaling $53.4 million under our stock repurchase program. The repurchases under the stock repurchase program were completed in April 2020.

Asset Quality
The Company's non-performing loans at June 30, 2020 totaled $13.5 million, or 0.20% of total gross loans, as compared to $6.7 million, or 0.11% of total gross loans, at December 31, 2019. The $6.8 million increase in non-performing loans was primarily attributable to increases of $3.4 million in one-to-four family real estate loans, $1.7 million in multifamily and commercial real estate loans and $1.8 million in commercial business loans. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 10 non-performing loans at December 31, 2019 to 27 non-performing loans at June 30, 2020. The increase in multifamily and commercial real estate loans was due to an increase in the number of loans from seven non-performing loans at December 31, 2019 to 12 non-performing loans at June 30, 2020. The increase in non-performing commercial business loans included the addition of a $1.1 million commercial loan during the period. Non-performing assets as a percentage of total assets totaled 0.15% at June 30, 2020 as compared to 0.08% at December 31, 2019.
For the quarter ended June 30, 2020, net charge-offs totaled $2.9 million as compared to $480,000 for the quarter ended June 30, 2019. For the six months ended June 30, 2020, net charge-offs totaled $3.0 million as compared to $487,000 for the six months ended June 30, 2019. The increase in net charge-offs during the three and six month periods was primarily attributable to a $2.8 million charge-off of one commercial business loan.
The Company's allowance for loan losses was $74.0 million, or 1.12% of total loans, at June 30, 2020, compared to $61.7 million, or 1.00% of total loans, at December 31, 2019. The increase in the allowance for loan losses is primarily attributable to consideration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors and, to a lesser extent, due to the growth in the Bank's loan portfolio.
COVID-19
Through June 30, 2020, the Company granted $768.0 million of commercial loan modification requests with respect to multifamily, commercial, and construction real estate loans, and $195.0 million of consumer-related loan modification requests with respect to one-to-four family real estate loans and home equity loans and advances from our customers affected by the COVID-19 pandemic. These short-term loan modifications will be treated in accordance with Section 4013 of the CARES Act and will not be treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears at December 31, 2019. Furthermore, these loans will continue to accrue interest and will not be tested for impairment during the short-term modification period. Commercial loan modification requests include various industries and property types. The following table is a summary of loan modifications that have not begun to remit full payment as of July 21, 2020:

	Balance at July 21, 2020	Percent of Total Loans at June 30, 2020
	(Dollars in thousands)
Real estate loans:
One-to-four family	$73,502	3.40%
Multifamily and commercial	447,925	15.59%
Construction	13,525	4.14%
Commercial business loans	34,059	3.79%
Home equity loans and advances	8,427	2.34%
Total loans	$577,438	8.72%
At July 21, 2020, $248.0 million of the commercial loans in the above table are remitting partial payments and $162.0 million were granted an additional deferral period.
At June 30, 2020, the Company had originated 2,284 loans for $467.0 million under the SBA Paycheck Protection Program. Approximately eighty-one percent of the total number of loans granted have original balances of $250,000 or less.
About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc. its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 66 full-services banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K as supplemented by its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Columbia Financial, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	June 30,	December 31,
	2020	2019
Assets	(Unaudited)
Cash and due from banks	$225,743	$75,420
Short-term investments	138	127
Total cash and cash equivalents	225,881	75,547

Debt securities available for sale, at fair value	1,177,925	1,098,336
Debt securities held to maturity, at amortized cost (fair value of $289,836, and $289,505 at June 30, 2020 and December 31, 2019, respectively)	273,997	285,756
Equity securities, at fair value	4,710	2,855
Federal Home Loan Bank stock	57,843	69,579
Loans held-for-sale, at fair value	9,639	—

Loans receivable	6,639,874	6,197,566
Less: allowance for loan losses	74,015	61,709
Loans receivable, net	6,565,859	6,135,857

Accrued interest receivable	28,414	22,092
Office properties and equipment, net	77,588	72,967
Bank-owned life insurance	231,596	211,415
Goodwill and intangible assets	92,642	68,582
Other assets	217,098	145,708
Total assets	$8,963,192	$8,188,694

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$6,581,109	$5,645,842
Borrowings	1,129,979	1,407,022
Advance payments by borrowers for taxes and insurance	36,706	35,507
Accrued expenses and other liabilities	174,410	117,806
Total liabilities	7,922,204	7,206,177

Stockholders' equity:
Total stockholders' equity	1,040,988	982,517
Total liabilities and stockholders' equity	$8,963,192	$8,188,694

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$65,235	$51,709	$129,253	$103,969
Debt securities available for sale and equity securities	7,292	7,900	14,620	15,559
Debt securities held to maturity	1,993	2,115	4,058	4,022
Federal funds and interest-earning deposits	27	134	216	223
Federal Home Loan Bank stock dividends	1,040	874	2,130	1,846
Total interest income	75,587	62,732	150,277	125,619
Interest expense:
Deposits	14,911	15,250	31,743	28,929
Borrowings	4,805	6,639	11,961	13,463
Total interest expense	19,716	21,889	43,704	42,392

Net interest income	55,871	40,843	106,573	83,227

Provision for loan losses	5,736	112	15,304	548

Net interest income after provision for loan losses	50,135	40,731	91,269	82,679

Non-interest income:
Demand deposit account fees	620	1,051	1,919	2,010
Bank-owned life insurance	1,519	1,345	2,936	2,665
Title insurance fees	996	1,099	2,227	2,140
Loan fees and service charges	533	1,500	1,261	2,320
Gain on securities transactions	0	339	370	465
Change in fair value of equity securities	643	71	59	247
Gain on sale of loans	795	196	1,549	328
Other non-interest income	1,902	1,174	3,078	2,637
Total non-interest income	7,008	6,775	13,399	12,812

Non-interest expense:
Compensation and employee benefits	25,218	20,343	49,683	39,923
Occupancy	4,701	3,824	9,496	7,655
Federal deposit insurance premiums	626	462	736	887
Advertising	447	1,390	1,591	2,778
Professional fees	1,083	1,431	2,449	2,678
Data processing	816	669	1,581	1,307
Merger-related expenses	432	462	1,507	462
Other non-interest expense	4,120	3,260	8,908	5,710
Total non-interest expense	37,443	31,841	75,951	61,400

Income before income tax expense	19,700	15,665	28,717	34,091

Income tax expense	4,603	3,634	6,855	7,141

Net income	$15,097	$12,031	$21,862	$26,950

Earnings per share-basic and diluted	$0.14	$0.11	$0.20	$0.24
Weighted average shares outstanding-basic and diluted	111,102,306	111,553,203	109,770,239	111,544,339

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended June 30,
	2020			2019
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,629,428	$65,235	3.96%	$5,012,533	$51,709	4.14%
Securities	1,458,442	9,285	2.56%	1,391,009	10,015	2.89%
Other interest-earning assets	145,677	1,067	2.95%	65,348	1,008	6.19%
Total interest-earning assets	8,233,547	75,587	3.69%	6,468,890	62,732	3.89%
Non-interest-earning assets	652,255			370,746
Total assets	$8,885,802			$6,839,636

Interest-bearing liabilities:
Interest-bearing demand	$1,862,312	$3,014	0.65%	$1,355,796	$4,432	1.31%
Money market accounts	485,675	644	0.53%	261,110	516	0.79%
Savings and club deposits	633,118	279	0.18%	490,271	190	0.16%
Certificates of deposit	2,217,765	10,974	1.99%	1,816,313	10,112	2.23%
Total interest-bearing deposits	5,198,870	14,911	1.15%	3,923,490	15,250	1.56%
FHLB advances	1,133,975	4,565	1.62%	1,066,725	6,639	2.50%
Subordinated notes	17,438	169	3.90%	—	—	—%
Junior subordinated debentures	7,582	67	3.55%	—	—	—%
Other borrowings	7,692	4	0.21%	—	—	—%
Total borrowings	1,166,687	4,805	1.66%	1,066,725	6,639	2.50%
Total interest-bearing liabilities	6,365,557	$19,716	1.25%	4,990,215	$21,889	1.76%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,280,181			725,684
Other non-interest-bearing liabilities	209,199			119,913
Total liabilities	7,854,937			5,835,812
Total stockholders' equity	1,030,865			1,003,824
Total liabilities and stockholders' equity	$8,885,802			$6,839,636

Net interest income		$55,871			$40,843
Interest rate spread			2.44%			2.13%
Net interest-earning assets	$1,867,990			$1,478,675
Net interest margin			2.73%			2.53%
Ratio of interest-earning assets to interest-bearing liabilities	129.35%			129.63%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Six Months Ended June 30,
	2020			2019
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,413,943	$129,253	4.05%	$4,997,253	$103,969	4.20%
Securities	1,422,649	18,678	2.64%	1,357,565	19,581	2.91%
Other interest-earning assets	123,686	2,346	3.81%	65,152	2,069	6.40%
Total interest-earning assets	7,960,278	150,277	3.80%	6,419,970	125,619	3.95%
Non-interest-earning assets	608,023			369,779
Total assets	$8,568,301			$6,789,749

Interest-bearing liabilities:
Interest-bearing demand	$1,809,100	$7,686	0.85%	$1,337,477	$8,649	1.30%
Money market accounts	452,453	1,715	0.76%	259,730	958	0.74%
Savings and club deposits	588,368	494	0.17%	496,851	386	0.16%
Certificates of deposit	2,116,873	21,848	2.08%	1,770,836	18,936	2.16%
Total interest-bearing deposits	4,966,794	31,743	1.29%	3,864,894	28,929	1.51%
FHLB advances	1,250,119	11,456	1.84%	1,092,542	13,463	2.48%
Subordinated notes	17,285	336	3.91%	—	—	—%
Junior subordinated debentures	7,515	165	4.42%	—	—	—%
Other borrowings	3,846	4	0.21%	—	—	—%
Total borrowings	1,278,765	11,961	1.88%	1,092,542	13,463	2.48%
Total interest-bearing liabilities	6,245,559	$43,704	1.41%	4,957,436	$42,392	1.72%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,120,061			722,130
Other non-interest-bearing liabilities	197,295			118,415
Total liabilities	7,562,915			5,797,981
Total stockholders' equity	1,005,386			991,768
Total liabilities and stockholders' equity	$8,568,301			$6,789,749

Net interest income		$106,573			$83,227
Interest rate spread			2.39%			2.23%
Net interest-earning assets	$1,714,719			$1,462,534
Net interest margin			2.69%			2.61%
Ratio of interest-earning assets to interest-bearing liabilities	127.46%			129.50%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Yield on interest-earning assets:
Loans	3.96%	4.15%	4.14%	4.16%	4.14%
Securities	2.56	2.72	2.73	2.79	2.89
Other interest-earning assets	2.95	5.06	4.87	6.10	6.19
Total interest-earning assets	3.69%	3.91%	3.87%	3.89%	3.89%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	1.15%	1.43%	1.48%	1.60%	1.56%
Total borrowings	1.66	2.07	2.21	2.40	2.50
Total interest-earning liabilities	1.25%	1.58%	1.64%	1.77%	1.76%

Interest rate spread	2.44%	2.33%	2.23%	2.12%	2.13%
Net interest margin	2.73%	2.65%	2.59%	2.52%	2.53%

Ratio of interest-earning assets to interest-bearing liabilities	129.35%	125.49%	127.34%	129.63%	129.63%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.68%	0.71%	0.51%	0.80%
Core return on average assets	0.70%	0.71%	0.55%	0.80%
Return on average equity	5.89%	4.81%	4.37%	5.48%
Core return on average equity	6.03%	4.84%	4.72%	5.48%
Interest rate spread	2.44%	2.13%	2.39%	2.23%
Net interest margin	2.73%	2.53%	2.69%	2.61%
Non-interest expense to average assets	1.69%	1.87%	1.78%	1.82%
Efficiency ratio	59.55%	66.87%	63.31%	63.93%
Core efficiency ratio	58.86%	66.37%	61.26%	63.76%
Average interest-earning assets to average interest-bearing liabilities	129.35%	129.63%	127.46%	129.50%
Net charge-offs to average outstanding loans	0.18%	0.04%	0.09%	0.02%

(1) Ratios for the three months are annualized when appropriate.

CAPITAL RATIOS:
	June 30,	December 31,
	2020	2019
Company:
Total capital (to risk-weighted assets)	18.22%	17.25%
Tier 1 capital (to risk-weighted assets)	16.79%	16.05%
Common equity tier 1 capital (to risk-weighted assets)	16.67%	15.94%
Tier 1 capital (to adjusted total assets)	11.56%	12.92%

Bank:
Total capital (to risk-weighted assets)	15.58%	14.25%
Tier 1 capital (to risk-weighted assets)	14.33%	13.21%
Common equity tier 1 capital (to risk-weighted assets)	14.33%	13.21%
Tier 1 capital (to adjusted total assets)	9.79%	10.25%

ASSET QUALITY:
	June 30,	December 31,
	2020	2019
	(Dollars in thousands)
Non-accrual loans	$13,502	$6,687
90+ and still accruing	—	—
Non-performing loans	13,502	6,687
Real estate owned	—	—
Total non-performing assets	$13,502	$6,687

Non-performing loans to total gross loans	0.20%	0.11%
Non-performing assets to total assets	0.15%	0.08%
Allowance for loan losses	$74,015	$61,709
Allowance for loan losses to total non-performing loans	548.18%	922.82%
Allowance for loan losses to gross loans	1.12%	1.00%
Allowance for loan losses to gross loans, excluding SBA PPP loans	1.20%	—%
Unamortized purchase accounting fair value credit marks on acquired loans	$4,660	$—

LOAN DATA:
	June 30,	December 31,
	2020	2019
Real estate loans:	(In thousands)
One-to-four family	$2,164,185	$2,077,079
Multifamily and commercial	2,874,019	2,919,985
Construction	326,343	298,942
Commercial business loans *	899,506	483,215
Consumer loans:
Home equity loans and advances	359,813	388,127
Other consumer loans	1,600	1,960
Total gross loans	6,625,466	6,169,308
Purchased credit-impaired ("PCI") loans	6,881	7,021
Net deferred loan costs, fees and purchased premiums and discounts **	7,527	21,237
Allowance for loan losses	(74,015)	(61,709)
Loans receivable, net	$6,565,859	$6,135,857

* At June 30, 2020 includes SBA PPP loans totaling $467.0 million.
** At June 30, 2020 includes SBA PPP net deferred loan fees totaling $13.5 million.

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	June 30,	December 31,
	2020	2019

Total stockholders' equity	$1,040,988	$982,517
Less: goodwill	(85,426)	(60,763)
Less: core deposit intangible	(6,731)	(7,245)
Total tangible stockholders' equity	$948,831	$914,509

Shares outstanding	115,067,114	113,765,387

Book value per share	$9.05	$8.64
Tangible book value per share	$8.25	$8.04

Reconciliation of Core Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)

Net income	$15,097	$12,031	$21,862	$26,950
Less: gain on securities transactions, net of tax	—	(260)	(279)	(360)
Add: merger-related expenses, net of tax	366	355	1,184	355
Add: branch closure expenses, net of tax	—	—	878	—
Core net income	$15,463	$12,126	$23,645	$26,945

Return on Average Assets
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands)

Net income	$15,097	$12,031	$21,862	$26,950

Average assets	$8,885,802	$6,839,636	$8,568,301	$6,789,749

Return on average assets	0.68%	0.71%	0.51%	0.80%

Core net income	$15,463	$12,126	$23,645	$26,945

Core return on average assets	0.70%	0.71%	0.55%	0.80%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands)

Total average stockholders' equity	$1,030,865	$1,003,824	$1,005,386	$991,768
Less: gain on securities transactions, net of tax	—	(260)	(279)	(360)
Add: merger-related expenses, net of tax	366	355	1,184	355
Add: branch closure expenses, net of tax	—	—	878	—
Core average stockholders' equity	$1,031,231	$1,003,919	$1,007,169	$991,763

Return on average equity	5.89%	4.81%	4.37%	5.48%

Core return on core average equity	6.03%	4.84%	4.72%	5.48%

Efficiency Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands)

Net interest income	$55,871	$40,843	$106,573	$83,227
Non-interest income	7,008	6,775	13,399	12,812
Total income	$62,879	$47,618	$119,972	$96,039

Non-interest expense	$37,443	$31,841	$75,951	$61,400

Efficiency ratio	59.55%	66.87%	63.31%	63.93%

Non-interest income	$7,008	$6,775	$13,399	$12,812
Less: gain on securities transactions	—	(339)	(370)	(465)
Core non-interest income	$7,008	$6,436	$13,029	$12,347

Non-interest expense	$37,443	$31,841	$75,951	$61,400
Less: merger-related expenses	(432)	(462)	(1,507)	(462)
Less: branch closure expenses	—	—	(1,170)	—
Core non-interest expense	$37,011	$31,379	$73,274	$60,938

Core efficiency ratio	58.86%	66.37%	61.26%	63.76%